UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported):  May 31, 2013

USEC Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On May 24, 2013, USEC Inc. (“USEC” or the “Company”) announced that it was not able to conclude a deal for the short-term extension of uranium enrichment at the Paducah gaseous diffusion plant (“GDP”) and that the Company expected to begin ceasing uranium enrichment at the Paducah GDP at the end of May 2013.  The Paducah GDP is operated by the Company’s subsidiary United States Enrichment Corporation.  As a result, on May 31, 2013, United States Enrichment Corporation notified its employees of potential layoffs beginning in August 2013.  The notifications were provided under the Worker Adjustment and Retraining Notification Act (WARN Act), a federal statute that requires an employer to provide advance notice to its employees of potential layoffs in certain circumstances.

USEC expects that an initial workforce reduction of approximately 160 employees will be substantially completed by August 19, 2013.  The Company currently estimates that it will incur costs associated with the workforce reduction of approximately 160 employees of approximately $2 million to $3 million in the second quarter of 2013 for one-time termination benefits consisting of severance payments.  Related cash expenditures are expected primarily in the third quarter of 2013.

Additional layoffs may occur in stages during 2013 and/or 2014 depending on business needs to manage inventory, fulfill customer orders, meet regulatory requirements and transition the site back to the U.S. Department of Energy (DOE) in a safe and orderly manner.  Information on these additional layoffs would be communicated to affected employees in future notices and may result in additional charges.  USEC currently estimates that it could incur total employee related severance costs of approximately $25 million for all Paducah GDP workers (including the approximately $2 million to $3 million for the 160 employees described above) in the event of a full termination of activities at the site without a transfer of employees to a successor employer with substantially the same benefits.

USEC is in discussions with DOE regarding the timing of USEC’s de-lease of the Paducah GDP and is seeking to minimize its transition costs, which could be substantial.  Details are provided in USEC’s annual report on Form 10-K for the year ended December 31, 2012 and its quarterly report on Form 10-Q for the quarter ended March 31, 2013.  Special charges in addition to severance could be incurred beginning in the second quarter of 2013 based on the results of transition planning and assessments of evolving business needs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

USEC Inc.

June 5, 2013	By:	/s/ John C. Barpoulis
John C. Barpoulis
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)